UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/17/2007

Superconductor Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-21074

Delaware	77-0158076
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

460 Ward Drive
Santa Barbara, CA 93111-2310
(Address of principal executive offices, including zip code)

805 460 4629
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On August 17, 2007, we entered into an investment agreement ("Agreement") with Hunchun BaoLi Communication Co. Ltd. ("BAOLI"). Pursuant to the Agreement, BAOLI agreed to invest $15.0 million in our company in exchange for 9,216,590 shares of our common stock (the "Shares"). The purchase price will be $1.6275 per Share, based on a five percent (5%) premium over the average closing price of our common stock on the NASDAQ stock exchange for the 30 days ending August 17, 2007.

The cash is to be paid in four installments: (i) $1.0 million by August 31, 2007, (ii) $3.0 million by September 30, 2007, (iii) $2.0 million by October 22, 2007 and (iv) $9.0 million by December 30, 2007. The Shares will be issued only upon payment in full of the $15.0 million purchase price.

Under the Agreement, BOALI has agreed to vote all but 2,148,296 of the Shares in proportion to the votes of our other shareholders on any matters that may require a shareholder vote in the future.

We plan to use the proceeds of this investment for general working capital purposes.

On August 22, 2007, we issued a press release announcing the Agreement. A copy of the press release is attached hereto as Exhibit 99. The press release may also be found on our website on the Investor Relations page at www.suptech.com.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

    99.1 Press Release dated August 22, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superconductor Technologies Inc.

Date: August 22, 2007	By:	/s/ William J. Buchanan
William J. Buchanan
Controller

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release